United States

Securities and Exchange Commission Washington, D.C. 20549 www.sec.gov

FORM 8-K CURRENT REPORT

Pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934

Date of This Report: January 26, 2005

CARTOON ACQUISITION, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State of Incorporation)

000-50411

(Commission File Number)

20-0269287

(Federal Employer I.D. No.)

Suite 900

14 Franklin Street

Rochester, New York 14604-1506

(Street Address of Principal Executive Office)

(585) 495-6907

(Registrant's Telephone Number Including Area Code)

Telecopier: (585) 486-1288

E-Mail: cartooninvestors@rochester.rr.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications

pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

The Registrant is submitting this Form 8-K filing to report current and extraordinary events in accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934 and to report non-public information required to be disclosed by Regulation FD.

APPLICABLE DISCLOSURES AND DISCLAIMERS.

This current Report filed with the U. S. Securities and Exchange Commission (the "Commission") on Form 8-K (this "Report") and contains summaries of the material terms of certain transactions, events, and prospective plans of operation, all which the Registrant believes to be accurate; however, reference is made to the appurtenant writings, copies of which are available at the Registrant's office, or that are contained in an exhibit annexed hereto and made a part hereof by reference thereto. (Such summaries are qualified in their entirety by reference to any such exhibits.)

NOTICE OF EVENTS BEING REPORTED AND TIME FOR FILING OF REPORT.

This Report contains information applicable to the Registrant as of the date stated on the cover hereof. However, regrettably, because the Registrant needed to undergo a period of transition to become acquainted with its new senior executive management (and the new management's styles and techniques), because the Registrant needed to undergo a period adjustment to establish and enact administrative procedures and systems of administrative operations that were absent prior to January 25, 2005, and, due to the Registrant experiencing a transitory pecuniary limitation that, otherwise, would have permitted the expedient delivery of this Report to the Commission, it may be determined the events contained in this Report were not timely reported.

The Registrant considers the information in this Report to be "filed" under the Securities Exchange Act of 1934; the Commission and the public are encouraged to refer to the section and item of this Report identified as "Section 9 - Financial Statements and Exhibits" to determine which exhibits, or portions of exhibits, are intended to be deemed "filed" rather than furnished pursuant to Instruction B.2 of Form 8-K.

The Registrant has identified certain risks that it may encounter or that may affect the holders of its common voting equity securities; therefore, the Registrant is identifying these risks in the appropriate sections of this Report.

The Registrant is only reporting current events for the period ended, the date of which is stated hereon; thus, the Registrant is only providing information for the applicable sections and items of this report, without mention of or reference to any other sections or items required by Form 8-K.

NOTICE OF APPLICATION OF GENERAL RULES AND REGULATIONS.

Where permitted or as may be applicable, the Registrant has elected to report the information contained in this filing using the alternate options available to "small business issuers" under the rules and regulations stated in Regulation S-B. The Registrant is not the issuer of "asset-backed" securities, and is not subject to the rules and regulation enumerated in Regulation AB.

FURTHER UNDERTAKINGS.

The Registrant, for the events that occurred during the period described herein, further agrees (a) to timely file an amendment or amendments that reflect a change or changes in the facts or

ii

events that, individually or collectively, represent a fundamental change in the information contained in this Report and (b) include any other information that may be pertinent to the events described in this Report and obtained by the Registrant on a date beyond the date of this Report.

AVAILABLE INFORMATION.

The Registrant is subject to the reporting requirements of section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is obligated to file current, quarterly, annual, and transitional reports, proxy statements, and other information with the Commission, and is obligated to deliver copies of certain reports and filings by mail to its shareholders and to certain other parties, as required by Federal securities laws. Such reports, proxy statements, and other filings may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of said materials may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or from the Commission's Web site, the address of which is www.sec.gov .

The specific information contained in this Report has been accumulated, compiled, and presented in accordance with the requirements set forth in 17 CFR 243.100 and 17 CFR 243.101.

The Registrant shall permit its shareholders to ask questions of and receive answers from the Registrant concerning any aspect of the information contained in this Report, and, if necessary, to obtain additional information, to the extent the Registrant possesses such information or to the extent the Registrant can acquire such information without unreasonable effort or unreasonable expense, in order to verify the accuracy of the information contained in this Report to any of its shareholders. The Registrant encourages its shareholders to contact it; if electronically, to cartooninvestors@rochester.rr.com, or, if by mail, to its mailing address, which is Post Office Box 202, Wyoming, New York 14591-0202, or to the address of its principal executive office.

iii

SECTION 2 - FINANCIAL INFORMATION.

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On January 25, 2005, James W. Margulies, then the Registrant's senior executive officer and sole director resigned as the result of a contractual obligation that resulted from the effect of a private securities transaction, whereby Randolph S. Hudson purchased approximately 92.5% of the Registrant's issued and outstanding common voting equity securities. (The transaction between Mr. Margulies and Mr. Hudson, and the transaction's affect upon the Registrant's shareholders, is more fully described in "Section 3 - Securities and Trading Markets, Item 3.03 Material Modifications to Rights of Security Holders" and in "Section 5 - Corporate Governance and Management, Item 5.01 Changes in Control of Registrant" hereinbelow. In addition, the Registrant has annexed certain exhibits to this Report, the index to which may be located in "Section 9 -Financial Statements and Exhibits, Item 9.01 (c) Financial Statements and Exhibits". Mr. Margulies' resignation is further discussed in "Section 5 -Corporate Governance and Management, Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers" hereunder.) The Registrant does not consider the accounting determinations that bound Mr.

Margulies' resignation to be

categorized as becoming subject to the definition of a plan of termination described in paragraph 8 of FASB Statement of Financial Accounting Standards No. 146 (Accounting for Costs Associated with Exit or Disposal Activities); nevertheless, the Registrant will clarify Mr. Margulies' entitlements hereinbelow.

Facts. The Registrant has not registered, nor does it sponsor or cosponsor, any type or form of stock option plan, stock incentive plan, employee compensation plan, employee incentive plan, or other comparable plans under which it would compensate employees, either on a current or deferred basis. Heretofore, the Registrant has not filed any registration statement with the Commission on Form S-8, or otherwise, for any compensation or award plan or program. Moreover,

a. Mr. Margulies was not entitled to receive any compensation for his employment as the sole officer of the Registrant, nor was Mr. Margulies entitled to receive any stipend or payment for his service to the Registrant by serving on its Board of Directors.

b. Mr. Margulies was not entitled to receive shares of (i) any common voting equity securities in the Registrant or (ii) any debt securities, convertible or otherwise, of the Registrant, for his employment by, or for his services rendered to, the Registrant.

c. Mr. Margulies did also professionally represent the

Registrant as its General Counsel, for which he claimed no payment or other compensation was due him by the Registrant.

Consequently, the Registrant does not expect to incur any direct or indirect financial obligations as the result of Mr. Margulies' departure.

SECTION 3 - SECURITIES AND TRADING MARKETS.

ITEM 3.03. MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS.

Some of the statements made in Item 3.03 of this Report may be deemed to be "forward-looking statements", as that term is defined in Section 27A of the Securities Act of 1933 (15 U.S.C. 77z-2) and in Section 21E of the Securities Exchange Act of 1934 (15 U.S.C. 78u-5), which are referred to as "statutory safe harbor" provisions. Forward-looking statements are not historical facts; rather, forward-looking statements are based upon the opinions and estimates of the Registrant's management at the time such statements are made. Every forward-looking statement is subject to inherent risks and uncertainties that could cause the actual results to differ materially from the plans, projections, or expectations expressed or implied by such statement at the time the statement was made. The Registrant cautions the public not to place undue influence on these forward-looking statements, which speak only as of the date they were made and may not have been updated in further filings, schedules, or reports required to be filed with the Commission, or with any other body government.

Certain statements contained in this section of this Report may infer an impression of optimism about the Registrant's beliefs and expectations, expressed through words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "contemplates", "prospective", "attempt", "proposed", and similar expressions or terms, identify forward looking statements.

A. Purchase of Supermajority Interest in the Registrant by Randolph S. Hudson.

Although the constituent instruments defining the rights of the holders of the Registrant's registered common voting equity securities have not, as of the date hereof, been materially modified, and, although the rights evidenced by the Registrant's registered common voting equity securities (which common voting equity securities constitute the entire and single class of common stock the Registrant is authorized to issue) have not, as of the date hereof, been materially limited or qualified by the issuance or modification of any other class of the Registrant's registered common voting equity securities. The Registrant's shareholders and the public should be aware that a private securities transaction that effectuated the change-in-control of the Registrant may impair, or otherwise limit, in the overall, the action or actions, or the attempt to act, by the Registrant's existing shareholders, or prospective investors, as follows, except by any act or action by the Registrant's shareholders that may be offset by litigation or by an action that could be categorized those acts or actions promulgated by persons or entities exercising their rights as dissenters' (which rights are enumerated in the

General Corporation Law of Delaware; Delaware being the domestic jurisdiction that enfranchised the Registrant).

Notwithstanding the Registrant's statements made hereinabove, on January 25, 2005, Randolph S. Hudson purchased approximately 92.5% of the Registrant's common stock from the Registrant's former principal shareholder, James W. Margulies.

As the result of said purchase by Mr. Hudson, the Registrant is informing its shareholders and prospective investors of the following prospective risks that may be associated with the ownership of Registrant's shares of common stock, from the date following Mr. Hudson's acquisition of approximately 92.5% of the Registrant's common stock:

RISKS ASSOCIATED WITH THE REGISTRANT, GENERALLY.

Expectation of Substantial Future Losses. The Registrant expects to incur substantial further losses in the near future due to significant costs associated with its ongoing business organization and development, including costs associated with the prospective or definitive acquisition of any new business enterprise or by evaluating and entering into a prospective or definitive business combination. The Registrant can make no assurance that its operations, if any, will ever generate sufficient revenues to fund its evaluation or continuation of its, yet unrealized, operations, or that it will ever generate positive cash flow from its operations, or that it will attain or thereafter sustain profitability in any future period.

Speculative Nature of the Registrant's Prospective Future Business. The success of the Registrant's organization and development, beyond the date of this Report, and of any proposed plan or plans of operation, will depend largely on the type of operation or operations, the then financial condition of the Registrant, and then the integrity, capability, and character of the individuals who are, or will be, appointed to serve as members of the Registrant's senior executive management. While the Registrant's present Chief Executive Officer intends to engage in the business purpose stated in the Registrant's most recent registration statement, there can be no assurance that the Registrant will be successful in conducting any such stated business, business purpose, or business objective. Furthermore, in the event the Registrant elects to complete a business combination, or similar non-bankruptcy reorganization (with or without the proceeds from any future sale of any of its securities or debt instruments), the success of the Registrant's operations may be dependent upon its senior executive management's capability to secure capital or credit accommodations from another individual, from a group of individuals, from an entity, or from a combination of entities; any such possibility would subject the Registrant to higher debt levels, the possibility of the encumbrance of all or part of the Registrant's assets or properties (if it were to own or to let any assets or properties), and numerous other factors, the results of which would be unpredictable and beyond the Registrant's control. The merits of the Registrant's undertakings must be evaluated in respect of the uncertainties and complexities that may exist or be apparent in an early stage development company with non-existent or extremely limited capital resources.

The Registrant Does Not Anticipate Paying Dividends. The Registrant has not paid any dividends to the holders of its common stock from the date of its incorporation. Moreover, the Registrant does not anticipate disbursing a dividend to the holders of its common voting equity securities during the 12-month period following the date of this Report.

The Registrant May Issue Shares for the Acquisition of its Properties; The Registrant May Not Survive a Business Combination; Issuance of Future Shares May Dilute Value of Stockholders' Stock. The Registrant's Certificate of Incorporation authorizes the issuance of a maximum of 100,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share. As of the date hereof, there are 200,001 shares of common stock outstanding and no shares of preferred stock outstanding. The Registrant may issue substantial numbers of shares of either its common voting equity securities or debt securities, or both, to pursue one or more business opportunities, to effect a business combination with one or more entities, or to enhance its assets. Such, or other, future issuance of all or part of the remaining authorized common stock may result in substantial dilution in the percentage of the Registrant's common stock then held by the Registrant's existing shareholders. Moreover, any common stock issued in the future may be valued on an arbitrary basis by the Registrant's senior executive management. The issuance of the Registrant's shares for future acquisitions may have the effect of diluting the value of shares held by its shareholders, and might have an adverse effect on any future market trading in the Registrant's securities. Moreover, if the

Registrant's senior executive management were to deem it necessary, for whatever reason, to increase the Registrant's stated authorized capital, such further dilution would have a greater effect upon the Registrant's shareholders, as is described hereinabove, except, in addition to the potential dilution described hereinabove, such added stated capital and resultant dilution may cause some shareholders to own one or fewer shares, as the result of the collective effect of the prospective future events described hereinabove.

The Registrant's Management and Supermajority Shareholder, on a Preferential Basis, May Authorize One or More Anti-Dilution Agreements to Favor Certain Shareholders or Group of Shareholders. The holder-in-supermajority of the Registrant's common stock, Randolph S. Hudson, may direct the Registrant's Board of Directors to enter into each of one or more anti-dilution agreements with each of one or more of the Registrant's current or future shareholders, depending on the rights and preferences associated with their shares and under the relative terms governing the subscription for their shares in the

Registrant. If this were to occur, or, if Mr. Hudson was to organize current or future shareholders to vote in accord with him under a voting trust or other form of voting agreement, each of the then existing minority shareholders, or each of the other shareholders whom or which would not be a party to any such anti-dilution or voting agreements, may have to acquiesce to Mr. Hudson's choice on the Registrant's plan of action, or they may have to acquiesce to the voting group's plan or plans of action without being able to input their suggestions for any plan for the Registrant's future development.

The Registrant's Ability to Implement any Future Business Plan. The Registrant's present business plan, modeled from the business purpose it last stated in its most recently filed Form 10-SB Registration Statement, is to effect a business combination with one or more qualified entities and/or to identify and enter into a suitable business transaction with one or more entities. The success of the

Registrant's ability to effect its business plan, and its capability to develop an operating-stage business, whereby, it would be required to timely implement its entire plan of operations in its selected field of business would require an effective planning and management process. The Registrant expects that it will need to improve and expand its financial and managerial controls, reporting systems, and operating procedures. If the Registrant experiences delays or cost overruns in implementing these systems, or, if these systems are not as effective as the Registrant anticipated they would be, the Registrant could experience significant material and adverse difficulties and effects.

Reliance on Key Personnel. The Registrant's future success will greatly depend on the significant participation of Randolph S. Hudson, the Registrant's key senior executive officer, and the Registrant may need to hire or retain other professional, technical, operations, and administrative personnel, all of whom will be hired, engaged, or retained by Mr. Hudson. The Registrant's future success also will depend on the Registrant's ability to expand, integrate, and retain its management team. Moreover, recruiting and retaining skilled personnel is highly competitive. If the Registrant fails to retain, hire, and integrate qualified employees, professionals, and consultants, the Registrant would not be able to maintain and expand its future operations, if any then may exist. Moreover, it is the

Registrant's opinion that, should Mr. Hudson be unable to serve on the Registrant's Board of Directors, and, should Mr. Hudson be unable to remain employed as the Registrant's Chief Executive Officer, the Registrant's current and future business objectives will not be timely or satisfactorily realized.

Supermajority Control by Principal Stockholder. As of January 25, 2005, Randolph S. Hudson became the Registrant's principal shareholder by purchasing approximately 92.5% of the Registrant's issued and outstanding common stock under a private securities transaction with James W.

Margulies. As long as he holds the number-in-supermajority of the shares of the Registrant's outstanding common stock, he will be able to elect the Registrant's entire Board of Directors and to remove any director, with or without cause and without calling a special meeting. Any shareholders or prospective investors of the Registrant will not be able to affect the outcome of any shareholder vote. As a result, Mr. Hudson will control all matters affecting the Registrant, including: (i) the composition of the Registrant's Board of Directors and, through it, any determination with respect to the Registrant's business direction and policies, including the appointment and removal of its senior executive officers; (ii) the allocation of business opportunities and resources that may be suitable for the Registrant; (iii) any determinations with respect to future mergers or other future business combinations; (iv) the Registrant's acquisition or disposition of assets; (v) the Registrant's financing objectives; (vi) the disposition of any matter relating to dividends, which may be entitled to holders of the Registrant's common stock; and (vii) determinations with respect to the Registrant's tax returns.

RISKS ANALOGOUS WITH FUTURE ACQUISITIONS BY THE REGISTRANT.

Factors beyond the Registrant's Control. The Registrant anticipates that a part of its plan of operations will rely on the acquisition of one or more qualified entities and will rely on the Registrant to enter into one or more business combinations. If the Registrant does conclude one or more acquisitions and/or business combinations, numerous conditions beyond the Registrant's control may substantially affect the success of any such acquisitions or business combinations.

No Shareholder Vote on Selection of Target Companies for Acquisition or for Development. The Registrant's minority shareholders will not have an opportunity to evaluate the specific merits or risks of any prospective acquisition or prospective business combination proposed to the Registrant's Board of Directors by the Registrant's Chief Executive Officer. As a result, shareholders and future investors will be dependent on the judgment of Randolph S. Hudson, the Registrant's current Chief Executive Officer, in connection with the selection of the prospective business assets to be acquired or developed by the Registrant and with the selection of one or more candidates with which the Registrant may amalgamate. There can be no assurance that the determinations ultimately made by Mr. Hudson will permit the Registrant to achieve its desired or desirable business objectives. The number of businesses that the Registrant can acquire, the number of business combinations the Registrant can effect, and the diversification of such companies or businesses will, in the near and long terms, be dependent on the amount of capital accommodations or structured credit facilities, or both, the Registrant will be able to secure in a manner that will not cause the Registrant to be adjudged insolvent or to promulgate a determination by any qualified third-party that the Registrant is materially under-capitalized.

RISKS ANALOGOUS WITH THE ACQUISITION AND OPERATION OF ANY ONGOING BUSINESS.

Although the Registrant is not presently engaged in any ongoing business, from which it derives any revenues and income, it is the intention of the Registrant's newly elected Chief Executive Officer, Randolph S. Hudson, to effect one or more business combinations with one or more suitable candidates and/or to start-up a new business or to acquire an existing business. Consequently, the Registrant's shareholders and future investors should be aware of the following certain risks, in the minimum, the Registrant expects to encounter when engaging in any new or ongoing business that it may start-up or acquire.

The Registrant Has No Operating History In Operating any Business and its Present Management's Business Experience is Limited to Certain Types of Operations. If the Registrant entered any business enterprise, either a start-up or business with a pre-existing base of operations, and, either in its name or through one or more subsidiaries it may form for that purpose, it would have no operating history in conducting any ongoing business enterprise. The Registrant's shareholders and prospective investors should consider the lack of historical financial and operating information available on which to base their evaluation of the Registrant's future performance. Because the Registrant presently owns no assets, has no cash or other forms of capital reserves, and has limited or no access to credible credit accommodations, the Registrant would be at a significant disadvantage to establish a business or to continue in any ongoing business concern. Further, the Registrant's shareholders and prospective investors should consider the inherent risks, exposures, and difficulties that are frequently encountered by small, struggling companies during their pre-operating stages of development.

     The Registrant's intentions to pursue its current, stated business purpose, and/or to engage in a startup or ongoing business transaction, will require substantial expenditures, either from paid-in capital or from suitable credit accommodations from credible funding sources. The Registrant cannot assure its shareholders and prospective investors that it will be able to raise sufficient capital, or to secure adequate financings, to fund and/or to develop its objectives' prospects. Further, the Registrant cannot assure its shareholders or prospective investors that any prospective business opportunity, when so acquired, will be able to develop and retain consumer demand or that such prospects will be remain fiscally sound and successful while being owned and/or operated by the Registrant. Even under the best possible scenario, the Registrant cannot assure its shareholders or prospective investors that it will be able to generate sufficient revenues to offset the costs related to any such acquisition or business combination, including the Registrant's own general, administrative, and executive expenses. Thus, even if the Registrant's plan would evolve, and could be implemented, ultimately, it may be unsuccessful and unable to continue operations in any business.

Future Activity; Risks of Passive Ownership. The Registrant, either on its own or by and through one or more wholly owned subsidiaries formed for such purpose, intends to engage in business by acquiring an existing business enterprise (either as an asset acquisition or as the result of a business combination) or by starting up a new business. If the Registrant engages in any business by and through a subsidiary, substantially all of that subsidiary's prospective gross revenues can be expected to be derived from its operations, as distinguished from any operations that may be conducted directly by the Registrant.

Under any system or plan of operation through a subsidiary, wholly owned or otherwise, the Registrant's shareholders and prospective investors should be aware of the fact that any such subsidiary, most likely, would operate under a different and independent system of management from the Registrant, possibly employing officers and electing directors different from those serving the Registrant. Moreover, the subsidiary will be required to maintain separate and distinct administrative and operation's structures, which would subject the subsidiary to its own significant expenses - prior to its obligation to disburse its net revenues to the Registrant - which, in turn would apply the funds in a manner consistent with its senior executive management's decisions. If the subsidiary agreed to pay a part of its revenues to the Registrant under some type of expense sharing or administrative allocation method, the likelihood of two significant and adverse events could occur: firstly, the allocation to the Registrant by the subsidiary may cause the subsidiary to end up short on its accounts and unable to timely discharge its liabilities and obligations, and, secondly, the allocation that could become payable to the Registrant may not meet the

Registrant's immediate administrative and executive liabilities and obligations.

     Alternatively, the Registrant could enter into one or more joint ventures with one or more individuals or entities, each of whom or which would represent a part of the ownership of any such asset or business. The

Registrant's shareholders and prospective investors should be aware that a participant in a joint venture operation, or the holder of a joint venture interest, typically has no independent administrative or operational authority regarding the day-to-day workings of any such joint venture. Therefore, unless the Registrant, or a subsidiary that would be formed for such purpose, would be able to secure and enforce certain extraordinary rights under the joint venture or partnership operating and/or management agreement(s), it can be expected the Registrant may not be able to exercise any decision-making authority regarding development and operation of the assets or business in which it may have an interest.

Thus, in conclusion, the Registrant's strategy of having others operate properties in which it operates through a subsidiary or in which would retain a passive (joint venture or partnership) interest, may put the Registrant, or any prospective operating subsidiary, at risk of being subjected to the decisions of third-parties regarding all basic operating matters, including the administration and operation of the Registrant, and, of a more pressing concern, the contractual liability, and obligatory matters that would directly and indirectly materially affect the Registrant. While the Registrant would make every effort to secure contractual rights that would permit it to protect and defend its assets and business, if it were ever to acquire any such assets or business, there can be no assurance that such rights would be sufficient or that the

Registrant, or its contemplated operating subsidiary, would be successful in achieving timely or favorable results.

In addition to its reliance on Mr. Hudson, as is stated hereinabove, the Registrant will need to rely on Mr. Hudson, and upon the aid of others with whom or with which Mr. Hudson has made, or will make, satisfactory arrangements, to provide the Registrant with capital or credit accommodations in the foreseeable future, on the terms and under the conditions the Registrant's remaining shareholders may disagree to or oppose. [For a more detailed description of the Hudson Stock Purchase transaction, refer to "Section 5 - Corporate Governance and Management Item 5.01 Changes in Control of the Registrant". Also, you may inspect the actual documents related to the Hudson Stock Purchase transaction, which are annexed as Exhibit 99.1, Exhibit 99.2, and Exhibit 99.3 hereof.]

The Registrant must further disclose the prospect of a subsequent change in control in the event Mr. Hudson defaulted in finality under his obligations to Mr. Margulies.

B. Effect of Rescission and Reversion. If Mr. Hudson defaulted on his obligation to Mr. Margulies, and did not timely remedy said default, then ownership of Mr. Hudson's approximately 92.5% of the Registrant's common stock would revert to Mr. Margulies.

Consequently, Mr. Margulies, would, once again, own 99.99% of the Registrant's issued and outstanding shares of common stock and would be in a position to control most major events relative to the Registrant, including, among other things, his ability to elect directors, fire and hire officers, change the business purpose of the Registrant, and other equally measured actions. Moreover, all of the planning prepared by Mr. Hudson, and any liabilities, obligations, and correlating expenses the Registrant has or will incur in connection with Mr. Hudson's plan of operation, will be for naught.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT.

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On January 25, 2005, a change in control of the Registrant occurred. Fundamentally, Randolph S. Hudson, an individual principally residing in the State of New York, did enter into that certain Common Stock Purchase Agreement, dated January 25, 2005 (that "Stock Purchase Agreement"), with James W. Margulies of Pepper Pike, Ohio. [A facsimile of that Stock Purchase Agreement is annexed as Exhibit 99.1 hereof.] Under the terms of that Stock Purchase Agreement, Mr. Hudson purchased 185,000 shares, or approximately 92.5%, of the Registrant's common voting equity securities (the Registrant's "Common Stock") for $100,000, which was to be paid in accordance with the terms of a certain promissory note, of even date with that Stock Purchase Agreement (that "Note"). [A facsimile of that Note is annexed as Exhibit 99.2 hereof.] In addition, Mr. Hudson secured his obligation to Mr.

Margulies by delivering that certain Pledge and Security Agreement, dated January 25, 2005 (that "Pledge Agreement") to Mr. Margulies as part of the closing documents for the transaction. [A facsimile of that Pledge Agreement is annexed as Exhibit 99.3 hereof.]

Mr. Hudson claims beneficial ownership of the Registrant's Common Stock described hereinabove; he is not a member of any voting trust or similar group, whereby, in the company of other shareholders, he would not vote in any manner on any given issue; he has the sole power to vote, or to direct the vote, and the sole power to dispose of, or to direct the disposition of, his 185,000 shares of the Registrant's Common Stock. There are no persons or entities that share Mr. Hudson's power to vote, nor that may direct the power to vote, nor that hold power to dispose of, nor that direct the power to dispose of, any of the shares of the Registrant's Common Stock that he claims to beneficially own.

The source of the funding used by Mr. Hudson is that of his personal obligation; and, no commercial, or other traditional banking, sources of financing or credit accommodations were used in consummating the transaction; moreover, Mr. Hudson did not act on behalf of any third party, nor will any third party directly pay Mr. Hudson's obligation to Mr. Margulies.

Prior to Mr. Hudson's purchase of the Registrant's Common Stock, Mr. Margulies owned 99.99% of the Registrant's Common Stock, and served the Registrant as its sole director, President, Secretary, and Treasurer. As a condition to Mr. Hudson and Mr. Margulies entering into that Stock Purchase Agreement, among other things, Mr. Margulies was required to tender his resignation to the Registrant's Board of Directors and shareholders, which resignation became effective on January 25, 2005. [Mr. Margulies' resignation and Mr. Hudson's subsequent election to serve on the Registrant's Board of Directors and his appointment as the Registrant's President, Secretary, and Treasurer, are more fully described in "Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers" hereinbelow. In addition, a copy of Mr. Margulies' resignation is annexed as Exhibit 99.4 hereof.]

Following Mr. Hudson's purchase of the Registrant's Common Stock, Mr. Margulies retained 15,000 shares, or approximately 7.5%, of the Registrant's Common Stock. No voting agreement nor other arrangement exists between Mr. Hudson and Mr. Margulies with respect to voting their respective shares of the Registrant's Common Stock, nor is any such arrangement anticipated to occur in the near future.

However, the Registrant notifies its shareholders, any prospective investors, and the public that should Mr. Hudson fail to satisfy his obligation to Mr. Margulies under the terms of that Note by default not remedied, or, should Mr. Hudson default under the terms of that Note and should Mr. Margulies not forbear the obligation by agreeing to revised terms satisfactory to both he and Mr. Hudson, then, Mr. Margulies may proceed against the collateral identified in that Pledge Agreement; namely, the 185,000 shares of the Registrant's Common Stock. Under this scenario, depending on the manner in which, and with whom, Mr. Margulies proceeded to realize the collateral under that Pledge Agreement, a change in control of the Registrant would occur.

Mr. Hudson understands that his obligation, beyond the date of his purchase of the Registrant's Common Stock, requires him to perform further undertakings regarding his ownership of the Common Stock. To that extent, Mr. Hudson, acting individually, and as a shareholder of the Registrant, intends to timely comply with all of the Commission's rules and regulations limited to the applicable disclosures required and associated with his beneficial ownership of the Registrant's Common Stock.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Resignation of James W. Margulies. On January 25, 2005, Randolph S. Hudson purchased 185,000 shares, or approximately 92.5%, of the Registrant's common voting equity securities (the Registrant's "Common

Stock") from James W. Margulies, who, prior to that date owned 200,000 shares, or approximately 99.99%, of the Registrant's Common Stock. [The specific terms of the stock purchase transaction are more fully described in "Section 5.01 Changes in Control of Registrant" hereinabove.]

     As a condition contained in that certain Common Stock Purchase Agreement (that "Stock Purchase Agreement"), Mr. Margulies agreed to resign his position as the sole Director and his positions as President, Secretary, and Treasurer of the Registrant, which collective resignations became effective on January 25, 2005. [A facsimile of that Stock Purchase Agreement is annexed as Exhibit 99.1 hereof. Furthermore, a facsimile of Mr. Margulies' resignation is annexed as Exhibit 99.4 hereof.] Consequentially, Mr. Margulies' resignation was not the result of an involuntary termination, nor was his resignation the result of any disagreement between him and the Registrant. Lastly, as his resignation was as the result of a contractual obligation under a private securities transaction, his choice was not of that to stand for reelection.

However, the Registrant, acting in accordance with U.S. Federal securities laws, is (a) providing Mr. Margulies with a copy of the disclosures it is making herein and (b) requesting Mr. Margulies to furnish the Registrant with a letter that would have to state whether he agrees or disagrees, and the specific details of his agreement or disagreement, with the Registrant's statements hereon, which the Registrant, upon its receipt of Mr. Margulies' reply, agrees to promptly file with Commission.

Election of Randolph S. Hudson as Director and Appointment as President,

Secretary, and Treasurer. On January 25, 2005, Randolph S. Hudson purchased 185,000 shares, or approximately 92.5%, of the Registrant's common voting equity securities (the Registrant's "Common Stock") from James W. Margulies. [The specific terms of the stock purchase transaction are more fully described in "Section 5.01 Changes in Control of Registrant" hereinabove.] As a condition of that transaction, and to not hinder Mr. Hudson's objective to organize and further develop the Registrant, Mr. Margulies agreed to resign his positions as the President, Secretary, and Treasurer of the Registrant, which resignation became effective on January 25, 2005.

In furtherance of that transaction between Messrs. Hudson and Margulies, a special meeting of the Registrant's Board of Directors was held on January 25, 2005, whereby, Mr. Hudson was nominated and unanimously elected to serve on the Registrant's Board of Directors. At that special meeting, the Board of Directors, again, acting in unanimity, appointed Mr. Hudson to serve in the positions of the Registrant's President and Chief Executive Officer, and to fill, in an interim or temporary capacity (the term of such appointment undetermined by the Registrant's Board of Directors as of the date of this Report), the positions of Secretary, Chief Administrative Officer, Treasurer, Chief Financial Officer, and Chief Compliance Officer, pending the Board's expected ongoing evaluation of qualified candidates and the subsequent employment of the person or persons that it will employ to fill those positions on a later date, as the Registrant's business and organization further develops.

The Registrant and Mr. Hudson have not entered into any formal employment agreement, and there is no understanding between Mr. Hudson and the Registrant with regard to his prospective compensation or other remuneration, as of the date of this Report.

Mr. Hudson's present principal occupation is that of a business consultant and developer and he is the principal of business entities that are engaged in both commerce and in industry. As of the date of this Report, Mr. Hudson presently serves as (1) the co-managing senior general partner of Union First Capital Markets, a de facto New York general partnership, which is entitled to receive mail at Post Office Box 202, Wyoming, New York 14591 and that maintains an office at 233 Alexander Street, Second Floor, Rochester, New York 14607; (2) the sole proprietor of Corporate Strategies and Logistics, a fictitious business conducted by Mr. Hudson, which is entitled to receive mail at Post Office Box 202, Wyoming, New York 14591 and that is entitled to receive mail at 11601 Biscayne Boulevard, Suite 201, North Miami, Florida 33181, (3) the incorporator, principal organizer, Chairman of the Board, President, and Chief Executive Officer of Hudson National Financial Corporation, a de facto Utah corporation, which is entitled to receive mail at Post Office Box 202, Wyoming, New York 14591, (4) the principal organizer of a prospective restaurant and bar operation that is proposed to be located at 2205 Buffalo Road in Gates, New York, and that is scheduled to be owned by a de facto Oklahoma corporation to be renamed Consumers Hospitality Corporation, which is entitled to receive mail at Post Office Box 202, Wyoming, New York 14591), (5) the acting President, Secretary, Treasurer, and Director of Montana Acquisition Corporation, a United States corporation organized under the laws of the State of Delaware, entitled to receive mail at Post Office Box 202, Wyoming, New York 14591, and that maintains an office address of 14 Franklin Street, Suite 900, Rochester. New York 14604, and (6) the acting President, Secretary, Treasurer, and a Director of Second Mongolian Mining Security Services,

Inc., a non-distributing Federal Canadian corporation, the securities of which are quoted (on an "unsolicited bids" basis) on the Over-the-Counter Bulletin Board electronic intermediary quotation system in the United States under the symbol "SEMLF", which is entitled to receive mail at Post Office Box 202, Wyoming, New York 14591, and that uses a principal registered office address of One Yonge Street, Suite 1801, Toronto, Ontario M5E 1W7 Canada.

Prior to his associations with the firms stated hereinabove, Mr. Hudson served as a senior general partner of HNFC Capital Markets and as a senior general partner of Alliant Corporate Strategies. During the 21 years prior to his occupations and professional associations stated hereinabove, Mr. Hudson was engaged as the key principal (or as the managing general partner or as the controlling shareholder) in the following business ventures: the ownership and operation of four new and used car dealerships (in California and in Utah), two auto leasing companies (in California and in Utah), five full service hotels (in New Mexico, in Texas, in Oklahoma, and in California), 109 restaurants (located throughout the contiguous United States and in Northern Mexico), three nightclubs (in California, in Utah, and in Nevada), a chain of convenience stores (in Utah), a chain of stationery and office-supply stores (located in California), a chain of coin-operated laundry and dry-cleaning operations (throughout the Intermountain United States), one regional ice cream manufacturing and distribution facility (in Utah), a chain of retail ice cream and fountain operations (in Utah, in Nevada, and in California), a chain of doughnut stores (in California and in Utah), a moderately-sized gold and silver operation (in Nevada), and, finally, Mr. Hudson owned and personally 412 residential rental units (in Utah and in Washington).

Of Mr. Hudson's current or prior business relationships, only Montana Acquisition Corporation, a Delaware corporation ("Montana"), is required to file reports pursuant to section 13(a) or section 15(d) of the Exchange Act. However, Montana, under Mr. Hudson's control and direction, is in the process of organizing its business and affairs for further development; thus, as of the date hereof, Montana is delinquent in its reporting obligations to the Commission and Montana does not trade any of its common voting equity securities or debt securities on any intermediary quotation system or on any regional, national, or international exchange or market trading or quotation system.

No other person, and no other entity, with whom or with which the Registrant has conducted, or plans on conducting, its business, is related to Mr. Hudson; specifically, no officer, no director, and no person being considered to serve as an officer or to become elected as a director is, in any manner, related to Mr. Hudson.

Certain Relationships and Related Transactions. During the two-year period prior to the date hereof, the Registrant has been a party to the following transactions, under which the individual named hereinbelow has had a direct and indirect material interest, and under which such transactions it could be asserted that a certain relationship between the named individual and the Registrant existed under one or more related transactions.

James W. Margulies, acting as the sole Director and as the President, Secretary, and Treasurer of the Registrant (who also owned 200,000 shares, or approximately 99.99%, of the Registrant's total issued and outstanding common stock, also served as the Registrant's attorney.

However, during his service as the Registrant's attorney: (a) Mr. Margulies did not receive any compensation for his services rendered to the Registrant; (b) Mr. Margulies did not receive any compensation for his employment by the registrant; (c) Mr. Margulies did not receive any stipends or service fees for his tenure on the Registrant's Board of Directors; (d) if it was billed, the total combined invoices for his representation as the Registrant's attorney would not have exceeded $60,000; and, (e) no members of Mr. Margulies' family performed any work or services for the Registrant, and were not elected, or nominated to be elected, to serve on the Registrant's Board of Directors.

The Registrant has determined that Mr. Margulies was the only individual with whom the possibility of a certain relationship could exist during the two-year period prior to the date of this Report.

SECTION 8 - OTHER EVENTS.

ITEM 8.01. OTHER EVENTS.

Some of the statements made in Item 8.01 of this Report may be deemed to be "forward-looking statements", as that term is defined in Section 27A of the

Securities Act of 1933 (15 U.S.C. 77z-2) and in Section 21E of the Securities Exchange Act of 1934 (15 U.S.C. 78u-5), which are referred to as "statutory safe harbor" provisions. Forward-looking statements are not historical facts; rather, forward-looking statements are based upon the opinions and estimates of the Registrant's management at the time such statements are made. Every forward-looking statement is subject to inherent risks and uncertainties that could cause the actual results to differ materially from the plans, projections, or expectations expressed or implied by such statement at the time the statement was made. The Registrant cautions the public not to place undue influence on these forward-looking statements, which speak only as of the date they were made and may not have been updated in further filings, schedules, or reports required to be filed with the Commission, or with any other body government.

Certain statements contained in this section of this Report may infer an impression of optimism about the Registrant's beliefs and expectations, expressed through words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "contemplates", "prospective", "attempt", "proposed", and similar expressions or terms identify forward looking statements.

A. NOTIFICATION OF PROSPECTIVE RISK TO SHAREHOLDERS OF THE REGISTRANT.

Due to certain administrative impediments that were encountered by the Registrant to prepare and to have timely filed this Report with the Commission (chiefly, that of a temporary financial hardship endured by the Registrant), the Registrant does hereby notify its shareholders: Depending on the Commission's view of the Registrant's late filing hereof, the Commission may notify the Registrant of its disapproval and may notice the Registrant, or, may impose a fine or other penalty against the Registrant or against the Registrant's Chief Executive Officer for said late filing.

The imposition of any fine or penalty would cause a material adverse effect on the Registrant's current and future financial condition; and, any formal censure would impede the Registrant's contemplated and orderly future organization and development.

The Registrant expects to be able to assure the public that all reports and filings that it is required to file with the Commission under section 13(a) and section 15(d) of the Exchange Act will begin to be timely filed during the first month of the third calendar quarter of 2005; and, thereafter, under Mr. Hudson's control, the Registrant expects that it will timely file all of its quarterly, annual, transitional, periodic, and current reports with the Commission.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

C. EXHIBITS.

The Registrant considers the information contained in each non-financial exhibit annexed hereto to be "filed" in accordance with the applicable provisions of the Securities Exchange Act of 1934.

The following is a table of the non-financial exhibits filed with this Report.

Exhibit No./Description of Exhibit

99.1	Hudson Stock Purchase Agreement

99.2	Form of Hudson Promissory Note

99.3	Hudson Pledge and Security Agreement

99.4 Margulies' Resignation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Cartoon Acquisition, Inc.,

a Delaware corporation (the "Registrant")

Dated: January 26, 2005

/s/ Randolph S. Hudson

Randolph S. Hudson

President